Exhibit 15.1

J&S ASSOCIATE PLT 202206000037 (LLP0033395-LCA) & AF002380 (Registered with PCAOB and MIA) B-11-14, Megan Avenue II 12,Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Tel: +603-4813 9469 Email : info@jns-associate.com Website : jns-associate.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We   hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-289413) of our report dated October 20, 2025, relating to the audit of the consolidated financial statements of the Company as of and for the year ended June 30, 2025, which report appears in the Company’s Annual Report on Form 20-F for the year ended June 30, 2025, filed by the Company.

/s/ J&S Associate PLT

Kuala Lumpur, Malaysia

October 20, 2025